 Geospatial Corporation S-1

Exhibit 23.1

Geospatial Corporation

229 Howes Run Road

Sarver, PA 16055

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2014, relating to the consolidated financial statements of Geospatial Corporation, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Goff Backa Alfera & Company, LLC

Pittsburgh, PA

March 25, 2014